AMENDED AND RESTATED DEFERRED
                  COMPENSATION AGREEMENT


    THIS AGREEMENT is made as of the 8th day of November, 1996 and amends and restates effective as of the date of execution hereof, the Deferred Compensation Agreement dated as of the 17th day of January, 1989 and amended as of the 24th day of March, 1992, and the 21st day of October, 1993 by and between THE SOUTHERN CONNECTICUT GAS COMPANY, a Connecticut corporation with a principal place of business at 855 Main Street, Bridgeport, Connecticut 06604 ("Southern"), and CONNECTICUT ENERGY CORPORATION, a Connecticut corporation with a principal place of business at 885 Main Street, Bridgeport, Connecticut 06604 (the "Corporation") and J.R. CRESPO, of 560 Hulls Highway, Southport, Connecticut 06490 (the "Executive").

    WHEREAS, the Corporation has employed the Executive as the President and Chief Executive Officer of its wholly owned subsidiary, Southern, since January 17, 1989, as President and Chief Executive Officer of the Corporation since April 18, 1989, and as Chairman of the Board of Directors of Southern and the Corporation since April 24, 1990; and

    WHEREAS, to induce the Executive to remain in its employment, the Corporation deems it appropriate to give certain further assurances with respect to compensation to be deferred and become payable upon the termination of the Executive's employment with the Corporation;

    NOW, THEREFORE, it is hereby agreed as follows:

    1.   Definitions.

    The following terms when used herein with initial capital letters shall, unless the context clearly requires to the contrary, have the meanings assigned to them below:

    (a) "Annual Compensation" means annual base pay in effect at the time in question plus incentive compensation in the amount most recently previously received by the Executive.

    (b)  "Cause", for purposes of the Employment Agreement dated
         March 24, 1992 among the Executive, the Corporation and Southern, Means the Executive's gross negligence, willful misconduct or conviction of a felony, which negligence, misconduct or conviction has a demonstrable and material adverse affect upon the Corporation or Southern, provided that the Corporation or Southern shall have given the Executive written notice of the alleged negligence or misconduct and the Executive shall have failed to cure such negligence or misconduct within 30 days after his receipt of such notice. The Executive shall be deemed to have been terminated for Cause effective upon the effective date stated in a written notice of such termination delivered by the Corporation or Southern to the Executive and accompanied by the resolution duly adopted by the affirmative vote of not less than 2/3 of the entire membership of the Board of Directors of the Corporation or Southern at a meeting of said Board (after reasonable notice to the Executive and an opportunity for the Executive, with his counsel present, to be heard before the Board) finding that, in the good faith opinion of the Board of Directors of the Corporation or Southern, the Executive was guilty of conduct constituting Cause hereunder and setting forth in reasonable detail the facts and circumstances claimed to provide the basis for the Executive's termination, provided that the effective date shall not be less than 30 days from the date such notice is given.

    (c) "Change in Control" of the Corporation shall be deemed to have occurred if:

           (i) Any Person is or becomes an Acquiring Person;

          (ii) Less than 2/3 of the total membership of the Board of Directors of the Corporation shall be Continuing Directors; or

         (iii) The shareholders of the Corporation shall approve a merger or consolidation of the Corporation or a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

         In connection with the preceding definition of "Change in Control", the capitalized terms therein are defined as follows:

          (iv) "Acquiring Person" means any Person who is or becomes a "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding voting securities, unless such person has filed Schedule 13G and all Required amendments thereto with respect to its holdings and continues to hold such securities for investment in a manner qualifying such Person to utilize Schedule 13G for reporting of ownership.

           (v) "Affiliate" and "Associate" shall have the respective meaning ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect as of the date hereof.

          (vi) "Continuing Directors" means any member of the Board of Directors of the Corporation who was a member of said Board prior to the date hereof and any successor of a Continuing Director while such successor is a member of the Board of Directors of the Corporation who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person and who is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

         (vii) "Person" shall have the meaning assigned to it in Section 13(d) and 14(d) of the Exchange Act.

    (d) "Disability" means the Executive's permanent disability as evidenced by the Executive's inability by reason or physical or mental impairment or illness to fulfill his obligation hereunder for the reasonably foreseeable future, as determined by the Board of Directors of Southern and the Company after considering all relevant medical evidence.

    (e) "Final Average Annual Pay" means the total base pay plus incentive compensation paid to the Executive in those 60 consecutive months out of the 120 months (or such shorter period as shall have elapsed since the Executive's date of hire) immediately preceding a Termination of Employment in which the Executive's pay and compensation was the highest, divided by five (or the lesser number of years, to the nearest 1/12th, since the Executive's date of hire).

    (f) "Good Reason", for purposes of the Employment Agreement dated March 24, 1992 among the Executive, the Corporation and Southern, means:

             (i) An adverse change in the Executive's status, duties
                 or responsibilities as an Executive of the Corporation or Southern;

            (ii) Failure of the Corporation or Southern to pay or provide the
                 Executive in a timely fashion the salary or benefits to which he is entitled under any Employment Agreement between the Corporation or Southern and the Executive then in effect or under any benefit plans or policies in which the Executive was then participating (including, without limitation, any incentive, bonus, stock option, restricted stock, health, accident, disability, life insurance, thrift, vacation pay, deferred compensation and retirement plans or policies);

           (iii) The reduction of the Executive's salary (except in connection with a uniform and general reduction of salaried employee's compensation effected by the Corporation or Southern);

            (iv) The taking of any action by the Corporation or Southern
                 (including the elimination of a plan without providing substitutes therefore, the reduction of the Executive's awards thereunder or failure to continue the Executive's participation therein) that would substantially diminish the aggregate projected value of the Executive's awards or benefits under the Corporation's or Southern's benefit plans or policies described in Section 1(f)(ii) in which the Executive was then participating; provided, however, that the Board of Directors may determine at any time to discontinue Southern's Management Incentive Compensation Plan for years beginning January 1, 1990 and thereafter. The Executive further acknowledges that awards under such Plan may vary from year to year and that, under the terms of such Plan, no awards or reduced awards may be made in any particular year.

             (v) A failure by the Corporation or Southern to obtain from any successors the assent to this Agreement contemplated by
                 Section 12 hereof; or

            (vi) The relocation of the principal office at which the
                 Executive is to perform his services on behalf of the Corporation or Southern to a location outside the State of Connecticut or a substantial increase in the Executive's business travel obligations.

          Any circumstances described in this Section 1(f) shall constitute Good Reason even if such circumstances would not constitute a breach by the Corporation or Southern of the terms of the Employment Agreement among the Corporation, Southern and the Executive then in effect. The Executive shall be deemed to have terminated his employment for Good Reason effective upon the effective date stated in a written notice of such termination given by him to the Corporation and Southern setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination, provided that the effective date may not precede, nor be more than 60 days from, the date such notice is given. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

    (g) "Qualifying Surviving Spouse" means the Executive's widow to whom he has been married for more than one year at the time of benefit payment commencement pursuant to this Agreement.

    (h) "SCG Pension Plan Benefit" means the benefit payable to the Executive pursuant to the provisions of the SCG Pension Plan.

         "SCG Pension Plan" collectively means The Southern Connecticut Gas Company Pension Plan for Salaried Employees, as amended from time to time, and The Southern Connecticut Gas Company Benefit Equalization Plan, as amended from time to time.

    2.   Term of Agreement.

    The term of this Agreement shall be coterminous with the term of the Executive's Employment Agreement with the Corporation and Southern entered into March 24, 1992 and, unless this Amended and Restated Agreement is expressly amended or rescinded, upon any extension or renewal of the Executive's employment by the Corporation and Southern, the term hereof shall continue during the Executive's continued employment by the Corporation and Southern.

    3.   Compensation upon Termination of Employment.

    The Executive shall be entitled to receive compensation ("Deferred Compensation") following the termination of his employment with the Corporation and Southern unless such termination shall be by reason of the Executive's death. (The phrase "Termination of Employment" is hereinafter used to describe a termination of employment other than death.) The annual Deferred Compensation payable in equal monthly installments of 1/12 of the annual amount for the Executive's life, commencing on the first day of the month following the Termination of Employment, shall be the percentage of the Executive's Final Average Annual Pay specified below for the Executive's Age at Termination (augmented, if appropriate, by 5 years, as provided in subparagraph (b) below)(subject to the Executive's right to elect an actuarial equivalent form of benefit as provided in subparagraph (a) (ii) below) reduced by the SCG Pension Plan Benefit the Executive is entitled to receive at the earliest permissible commencement date of such benefits. The Executive is not required to elect commencement of his SCG Pension Benefits prior to his attainment of age 65, even though Deferred Compensation becomes payable pursuant to this Agreement at an earlier age, but the Deferred Compensation payable pursuant hereto shall be reduced without regard to the Executive's actual receipt of such benefits. Prior to the earliest permissible commencement date of SCG Pension Plan Benefits, the Deferred
Compensation payable hereunder shall not be reduced.

    (a) In the event of a Termination of Employment for reasons other than the Executive's disability or Change in Control:

           (i) the following amount is payable:

                             Annual Deferred Compensation Amount
       Age at                   Payable as a Percentage of
    Termination                  Final Average Annual Pay
    -----------                  ------------------------

    62 or later                              65%
       61                                    63%
       60                                    60%
       59                                    58%
       58                                    56%
       57                                    55%
       56                                    53%
       55                                    50%
       54                                    44%
       53                                    38%

        The percentages will be interpolated for termination at other than the Executive's birthday.

         (ii) In lieu of the applicable payments for the life of the Executive specified in the preceding paragraph (i), the Executive may elect to have the Deferred Compensation paid as an actuarial equivalent payment to the Executive with a percentage (not less than 50% nor more than 100%) of such amount payable to the Executive's Qualifying Surviving Spouse for her life; provided, however, that the Executive may so elect without Southern's prior written consent only if the Executive's SCG Retirement Benefit is also payable in the form of a joint and survivor annuity providing payment of a similar percentage of the Executive's benefit to his Qualifying Surviving Spouse. Actuarial equivalence shall be determined on the same basis as the SCG Pension Plan.

    (b) In the event of a Change of Control, the Executive shall be entitled to the Deferred Compensation described in paragraph (a) but the amount shall be determined based upon his actual age at termination plus five
         (5) years.

    (c) If the Executive's employment is terminated by reason of the Executive's Disability, the Executive shall be entitled to receive a benefit from the date of such Disability to the Executive's 65th birthday in an amount equal to 60% of the Executive's Annual Compensation at the time of his termination by reason of Disability, which disability benefit shall be reduced by SCG Pension Plan and social security benefits (if any) paid to the Executive by reason of the Executive's Disability. Upon attainment of age 65, the Executive shall be entitled to annual Deferred Compensation as provided in paragraph 3(a)(i) for termination after age 62, commencing on the first day of the month following his 65th birthday, based on his Final Average Annual Pay at the time of this Termination of Employment by reason of Disability.

    4.   Life Insurance and Death Benefits.

    If the Executive is insurable at standard rates at the time such coverage is sought, and provided that the premium cost is deductible by Southern and payment thereof does not jeopardize either the deductibility of premiums paid by Southern for life insurance on other employees or the exclusion of the cost thereof from the taxable income of such other employees, Southern will obtain and pay the premiums on guaranteed renewable term life insurance on the Executive during his continued employment by Southern in an amount equal to the difference between coverage provided under Southern's group life insurance for salaried employees and 2 1/2 times the Executive's Annual Compensation from time to time in effect. Southern shall not, however, be obligated hereunder to increase the Executive's coverage more frequently than once in any 12 consecutive month period. The Executive may designate the beneficiary of such insurance in his discretion. If the Executive is not insurable at standard rates upon commencement of employment, no coverage need be provided under this Section 4. If the Executive becomes uninsurable at standards rates after coverage is effected under this Section 4, only coverage obtained prior to the Executive's uninsurability (including renewal, extension or coverage increase privileges included in such coverage) need be provided by Southern. Southern may require the Executive to bear the cost of any such renewal, extension, or coverage increase privilege in excess of standard rates. The Executive shall be responsible for the payment of personal income taxes imposed upon him by reason of his receipt of the coverage provided pursuant to this Section 4.

    5.   Vesting.

    The interest of the Executive in any benefit accrued hereunder shall be fully vested and nonforfeitable at all times.

    6.   Funding and Trust Accounts.

         (a) Neither the Corporation nor Southern shall be required to fund or otherwise segregate assets for the payment of Deferred Compensation under this Agreement. Notwithstanding the foregoing, however, as soon as practicable after October 21, 1993, Southern shall establish a trust fund (or amend an existing trust fund) (the "Trust"). Southern shall calculate the amount of Deferred Compensation expected to be payable under this agreement. Each year thereafter, Southern shall contribute an amount that it determines to be sufficient to actuarially fund the Deferred Compensation expected to be paid under this Agreement. Southern shall update its calculation of the expected Deferred Compensation and review such funding levels once a year as of January 1 and, if needed to maintain the funding on a sound actuarial basis, increase or decrease the level of such funding.

         (b) The Trust shall be a "rabbi trust" and shall be embodied in a trust agreement with an institutional trustee (the "Trustee"). Deferred Compensation shall be paid from the funds in the "rabbi trust" by the Trustee to the extent not paid by Southern. The Trustee shall establish an account (an "Account") for this Agreement which shall be credited annually with the contributions to be made pursuant to preceding paragraph and with earnings attributable thereto, including realized and unrealized investment gains and losses. The establishment of the Account is solely for accounting and funding purposes and shall not otherwise restrict the use of the funds in the Trust.

    7.   Notices.

    Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered, or when mailed, if mailed by registered or certified mail, return receipt requested, to the respective addresses of the parties set forth above, or to such other address as any party hereto shall designate to the other party in writing pursuant to the terms of this Section 7.

    8.   Severability.

    The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision.

    9.   Governing Law.

    This Amended and Restated Agreement shall be governed by and interpreted in accordance with the substantive of laws of the State of Connecticut.

    10.  Supersedure.

    This Amended and Restated Agreement shall cancel and supersede all prior agreements relating to the payment of deferred compensation between the Executive and the Corporation and Southern, except the Employment
Agreement executed as of the 24th day of March, 1992.

    11.  Waiver of Breach.

    The waiver by a party of a breach of any provision of this Amended and Restated Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by any of the parties hereto.

    12.  Binding Agreement.

    This Amended and Restated Agreement shall inure to the benefit of and be enforceable by the Executive, his heirs, executors, administrators, successors and assigns. This Amended and Restated Agreement shall be binding upon the Corporation, Southern and their successors and assigns. The Corporation and Southern shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation and Southern expressly to assume and agree to perform this Amended and Restated Agreement in accordance with its terms. The Corporation and Southern shall obtain such assumption and agreement prior to the effectiveness of any succession.

    13.  Arbitration.

         If the Executive so elects, any dispute or controversy arising under or in connection with this Amended and Restated Agreement shall be settled exclusively by arbitration in the city nearest to the Executive's principal residence which has an office of the American Arbitration Association, by one arbitrator in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Corporation and Southern hereby waive their right to contest the personal jurisdiction or venue of any court, federal or state, in an action brought to enforce this Agreement or any award of an arbitrator hereunder which action is brought in the jurisdiction in which such arbitration could have been conducted pursuant to this provision.

    14.  Executive's Expenses.

    The Corporation and Southern, or the successor of either of such companies, shall pay or reimburse the Executive (or, if appropriate, his Qualified Surviving Spouse) for all costs, including reasonable attorney's fees and expenses of litigation and arbitration, incurred by the Executive (or his Qualified Surviving Spouse) in successfully contesting or disputing any action taken by the Corporation and Southern, or the successor of either of such companies, purportedly pursuant to this Amended and Restated Agreement or in successfully seeking to obtain or enforce any right or benefit provided by this Amended and Restated Agreement.

    15.  Counterparts.

    This Amended and Restated Agreement may be executed in one or more counterparts; each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be executed as of the day and year first above written.

                        CONNECTICUT ENERGY CORPORATION



                        By______________________________________
                          Henry Chauncey, Jr., duly authorized
                          Chairman, Nominating and Salary
                          Committee


                        THE SOUTHERN CONNECTICUT GAS COMPANY



                        By______________________________________
                          Henry Chauncey, Jr., duly authorized
                          Chairman, Nominating and Salary
                          Committee


                        EXECUTIVE



                        By______________________________________
                          J. R. Crespo